Exhibit 10.1

Non-employee Director Compensation

Adopted November 17, 2017

Modified November 14, 2018

Modified August 2, 2024

Element	Amount
Annual Cash Retainer

$50,000 (cash)

In lieu of cash, a director can elect to receive a RSU valued at $50,000 on the basis of the 20-day trailing average closing price as of the trading day immediately preceding the date of the annual meeting

Annual Equity Grant	Intended equity value: $250,000 (The number of shares for this equity award will be determined using the then-current guideline price for employee equity awards.)
Equity Vehicles	100% RSU (RSUs vest immediately, but shares will not be distributed until the director leaves the board.)
Initial Equity Grant	None
Independent Chairman Premium	$50,000 (cash)
Committee Member Compensation	Audit: $10,000 Compensation: $7,500 Nominating/Governance: $5,000 (cash)
Committee Chair Premiums	Audit: $15,000 Comp: $12,500 Nominating/Governance: $5,000 (cash)